                                                                    EXHIBIT d.3



                         SUPPLEMENTAL INDENTURE OF TRUST

                                 by and between

                NUVEEN TAX-ADVANTAGED TOTAL RETURN STRATEGY FUND,
                                    as Issuer

                                       and

                              THE BANK OF NEW YORK,
                                   as Trustee















                           Authorizing the Issuance of

                                $[______________]
                Nuveen Tax-Advantaged Total Return Strategy Fund
                             Auction Rate FundNotes
                                    Series F

                          Dated as of April [___], 2004



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                               TABLE OF CONTENTS

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                                                                                                               PAGE


ARTICLE I         Definitions and Use of Phrases.................................................................1

         Section 1.01          Definitions.......................................................................1

         Section 1.02          Interpretation....................................................................9

ARTICLE II        Note Details, Form of Notes, Redemption of Notes and Use of Proceeds of Notes.................10

         Section 2.01          General Terms....................................................................10

         Section 2.02          Interest.........................................................................11

         Section 2.03          Redemption.......................................................................13

         Section 2.04          Designation of Rate Period.......................................................16

         Section 2.05          Restrictions on Transfer.........................................................17

         Section 2.06          1940 Act FundNotes Asset Coverage................................................17

         Section 2.07          FundNotes Basic Maintenance Amount...............................................17

         Section 2.08          Certain Other Restrictions.......................................................17

         Section 2.09          Compliance Procedures for Asset Maintenance Tests................................18

         Section 2.10          Delivery of Notes................................................................18

         Section 2.11          Trustee's Authentication Certificate.............................................19

ARTICLE III       General Provisions............................................................................19

         Section 3.01          Date of Execution................................................................19

         Section 3.02          Laws Governing...................................................................19

         Section 3.03          Severability.....................................................................19

         Section 3.04          Exhibits.........................................................................19

         Section 3.05          The Trustee as Interest and Redemption Price Disbursing Agent....................20

         Section 3.06          The Trustee as Transfer Agent and Registrar......................................20

ARTICLE IV        Applicability of Indenture....................................................................21


APPENDIX A        AUCTION PROCEDURES

APPENDIX B        FORM OF NOTES

APPENDIX C        FORM OF TRUSTEE AUTHENTICATION CERTIFICATE


                         SUPPLEMENTAL INDENTURE OF TRUST

         THIS SUPPLEMENTAL INDENTURE OF TRUST (this "Supplemental Indenture") dated as of April [__], 2004, is by and between NUVEEN TAX-ADVANTAGED TOTAL RETURN STRATEGY FUND, a voluntary association with transferable shares, commonly referred to as a "Massachusetts business trust," established and existing under the laws of the Commonwealth of Massachusetts (the "Issuer") and THE BANK OF NEW YORK, a national banking association duly organized and operating under the laws of the United States of America (together with its successors, the "Trustee"), as successor trustee hereunder (all capitalized terms used in these preambles, recitals and granting clauses shall have the same meanings assigned thereto in
Article I hereof);

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Issuer has previously entered into an Indenture dated as of April [__], 2004 (the "Original Indenture," and together with this Supplemental Indenture, the "Indenture"), between the Issuer and the Trustee;

         WHEREAS, the Issuer desires to enter into this Supplemental Indenture in order to issue FundNotes pursuant to the terms of the Original Indenture, including Section 301 thereof;

         WHEREAS, the Issuer represents that it has been formed and is validly existing as a Massachusetts business trust and that by proper action it has duly authorized the issuance of $78,000,000 of its Auction Rate FundNotes, Series F (the "Series F FundNotes" or "FundNotes"), and it has by proper action authorized the execution and delivery of this Supplemental Indenture;

         WHEREAS, the FundNotes constitute Securities as defined in the Indenture;

         WHEREAS, the Trustee has agreed to accept the trusts herein contained upon the terms herein set forth; and

         NOW, THEREFORE, it is mutually covenanted and agreed as follows:

                                   ARTICLE I

                         DEFINITIONS AND USE OF PHRASES

         SECTION 1.01 DEFINITIONS. All words and phrases defined in Article I of the Indenture shall have the same meaning in this Supplemental Indenture, except as otherwise appears in this Article. In addition, the following terms have the following meanings in this Supplemental Indenture unless the context clearly requires otherwise:

                  "AFFILIATE" means any person controlled by, in control of or under common control with the Trust; provided that no Broker-Dealer controlled by, in control of or under common control with the Issuer shall be deemed to be an Affiliate nor shall any corporation or any person controlled by, in control of or under common control with such corporation one of the trustees, directors or executive officers of which is also a Trustee of the Issuer be deemed to be an Affiliate solely because such Trustee, director or executive officer is also a Trustee of the Issuer.

                  "AGENT MEMBER" means a member of or participant in the Securities Depository that will act on behalf of a Bidder.

                  "ALL HOLD RATE" means 80% of the Reference Rate.

                  "APPLICABLE RATE" means, with respect to each Series of FundNotes for each Rate Period (i) if Sufficient Clearing Orders exist for the Auction in respect thereof, the Winning Bid Rate, (ii) if Sufficient Clearing Orders do not exist for the Auction in respect thereof, the Maximum Rate and
(iii) in the case where all the FundNotes of a series are the subject of Hold Orders for the Auction in respect thereof, the All Hold Rate.

                  "APPLICABLE PERCENTAGE" means the percentage determined based on the higher of the credit ratings assigned to the series of FundNotes on such date by Moody's and S&P or equivalent credit rating by any Other Rating
Agency as follows:

                         CREDIT RATINGS
                ---------------------------------
                                                       APPLICABLE PERCENTAGE
                -------------       -------------      ---------------------
                Aaa                 AAA                          125%
                Aa3 to Aa1          AA- to AA+                   150%
                A3 to A1            A- to A+                     200%
                Baa3 to Baa1        BBB- to BBB+                 250%
                Ba1 and lower       BB+ and lower                300%


                  The Applicable Percentage as so determined shall be further subject to upward but not downward adjustment in the discretion of the Board of Trustees of the Fund after consultation with the Broker-Dealers, provided that immediately following any such increase the Fund would be in compliance with the FundNotes Basic Maintenance Amount.

                  "APPLICABLE SPREAD" means the spread determined based on the higher of the credit rating assigned to the series of FundNotes on such date by Moody's and S&P (or equivalent credit rating by any Other Rating Agency) as follows:

                             CREDIT RATINGS
                 -------------------------------------
                                                                      SPREAD
                 -------------           -------------              ---------
                 Aaa                     AAA                          125 bps
                 Aa3 to Aa1              AA- to AA+                   150 bps
                 A3 to A1                A- to A+                     200 bps
                 Baa3 to Baa1            BBB- to BBB+                 250 bps
                 Ba1 and lower           BB+ and lower                300 bps


                  The Applicable Spread as so determined shall be further subject to upward but not downward adjustment in the discretion of the Board of Trustees after consultation with the Broker-Dealers, provided that immediately following any such increase the Fund would be in compliance with the FundNotes Basic Maintenance Amount.

                  "ASSET COVERAGE CURE DATE" has the meaning set forth in
Section 2.03(a)(ii).

                  "AUCTION" means each periodic operation of the procedures set forth under "Auction Procedures."

                  "AUCTION AGENT" means The Bank of New York unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Trustees enters into an agreement with the Issuer to follow the Auction Procedures for the purpose of determining the Applicable Rate.

                  "AUCTION DATE" means the first Business Day next preceding the first day of a Rate Period for each Series of FundNotes.

                  "AUCTION PROCEDURES" means the procedures for conducting Auctions set forth in Appendix A hereto.

                  "AUTHORIZED DENOMINATIONS" means $25,000 and any integral multiple thereof.

                  "BENEFICIAL OWNER," with respect to each Series of FundNotes, means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of such Series of FundNotes.

                  "BID" shall have the meaning specified in Appendix A hereto.

                  "BIDDER" shall have the meaning in Appendix A hereto; provided, however, that neither the Issuer nor any affiliate thereof shall be permitted to be a Bidder in an Auction, except that any Broker-Dealer that is an affiliate of the Issuer may be a Bidder in an Auction, but only if the Orders placed by such Broker-Dealer are not for its own account.

                  "BOARD OF TRUSTEES" or "BOARD" means the Board of Trustees of the Issuer or any duly authorized committee thereof as permitted by applicable law.

                  "BROKER-DEALER" means any broker-dealer or broker-dealers, or other entity permitted by law to perform the functions required of a Broker-Dealer by the Auction Procedures, that has been selected by the Issuer and has entered into a Broker-Dealer Agreement that remains effective.

                  "BROKER-DEALER AGREEMENT" means an agreement among the Auction Agent and a Broker-Dealer, pursuant to which such Broker-Dealer agrees to follow the Auction Procedures.

                  "BUSINESS DAY" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or obligated by law to close.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMERCIAL PAPER DEALERS" has the meaning set forth in the definition of AA Composite Commercial Paper Rate.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "DATE OF ORIGINAL ISSUE" means, with respect to Series F FundNotes, _________, 2004.

                  "DEFAULT" has the meaning set forth in Section 2.02 hereof.

                  "DEFAULT PERIOD" has the meaning set forth in Section 2.02 hereof.

                  "DEFAULT RATE" means the Reference Rate multiplied by three
(3).

                  "DEPOSIT SECURITIES" means cash and any obligations or securities, including short term money market instruments that are Eligible Assets, rated at least AAA, A-2 or SP-2 by S&P, except that, for purposes of
Section 2.03(a)(i) hereof, such obligations or securities shall be considered "Deposit Securities" only if they are also rated at least P-2 by Moody's.

                  "DISCOUNT FACTOR" means the Moody's Discount Factor (if Moody's is then rating the FundNotes), Fitch Discount Factor (if Fitch is then rating the FundNotes) or an Other Rating Agency Discount Factor, whichever is applicable.

                  "DISCOUNTED VALUE" means the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

                  "ELIGIBLE ASSETS" means Moody's Eligible Assets or Fitch's Eligible Assets (if Moody's or Fitch are then rating the FundNotes) and/or Other Rating Agency Eligible Assets, whichever is applicable.

                  "EXISTING HOLDER," with respect to FundNotes of a series, shall mean a Broker-Dealer (or any such other Person as may be permitted by the Issuer) that is listed on the records of the Auction Agent as a holder of FundNotes of such series.

                  "FITCH" means Fitch Ratings and its successors at law.

                  "FUNDNOTES BASIC MAINTENANCE AMOUNT" as of any Valuation Date has the meaning set forth in the Rating Agency Guidelines.

                  "FUNDNOTES SERIES F" means the Series F of the FundNotes or any other Notes hereinafter designated as Series F.

                  "HOLDER" means, with respect to FundNotes, the registered holder of notes of each series of FundNotes as the same appears on the books or records of the Issuer.

                  "HOLD ORDER" shall have the meaning specified in Appendix A hereto.

                  "INTEREST DEFAULT" has the meaning set forth in Section 2.02 hereof.

                  "INTEREST PAYMENT DATE" with respect to a Series of FundNotes means any date on which interest is payable pursuant to Section 2.02 hereof.

                  "LIBOR DEALERS" means and such other dealer or dealers as the Fund may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

                  "LIBOR RATE" on any Auction Date, means (i) the rate for deposits in U.S. dollars for the designated Rate Period, which appears on display page 3750 of Moneyline's Telerate Service ("Telerate Page 3750") (or such other page as may replace that page on that service, or such other service as may be selected by the LIBOR Dealer or its successors that are LIBOR Dealers) as of 11:00 a.m., London time, on the day that is the London Business Day preceding the Auction Date (the "LIBOR Determination Date"), or (ii) if such rate does not appear on Telerate Page 3750 or such other page as may replace such Telerate Page 3750, (A) the LIBOR Dealer shall determine the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for deposits in U.S. dollars for the designated Rate Period in an amount determined by such LIBOR Dealer by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by such LIBOR Dealer to the Reference Banks, (B) if at least two of the Reference Banks provide such quotations, LIBOR Rate shall equal such arithmetic mean of such quotations, (C) if only one or none of the Reference Banks provide such quotations, LIBOR Rate shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by the LIBOR Dealer (after obtaining the Fund's approval) are quoting on the relevant Determination Date for deposits in U.S. dollars for the designated Dividend Period in an amount determined by the LIBOR Dealer (after obtaining the Fund's approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if one of the LIBOR Dealers does not quote a rate required to determine the LIBOR Rate, the LIBOR Rate will be determined on the basis of the quotation or quotations furnished by any Substitute LIBOR Dealer or Substitute LIBOR Dealers selected by the Fund to provide such rate or rates not being supplied by the LIBOR Dealer; provided further, that if the LIBOR Dealer and Substitute LIBOR Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR Rate shall be LIBOR Rate as determined on the previous Auction Date. If the number of Rate Period days shall be (i) 7 or more but fewer than 21 days, such rate shall be the seven-day LIBOR rate; (ii) more than 21 but fewer than 49 days, such rate shall be one-month LIBOR rate; (iii) 49 or more but fewer than 77 days, such rate shall be the two-month LIBOR rate; (iv) 77 or more but fewer than 112 days, such rate shall be the three-month LIBOR rate; (v) 112 or more but fewer than 140 days, such rate shall be the four-month LIBOR rate; (vi) 140 or more but fewer that 168 days, such rate shall be the five-month LIBOR rate; (vii) 168 or more but fewer 189 days, such rate shall be the six-month LIBOR rate; (viii) 189 or more but fewer than 217 days, such rate shall be the seven-month LIBOR rate; (ix) 217 or more but fewer than 252 days, such rate shall be the eight-month LIBOR rate; (x) 252 or more but fewer than 287 days, such rate shall be the nine-month LIBOR rate; (xi) 287 or more but fewer than 315 days, such rate shall be the ten-month LIBOR rate; (xii) 315 or more but fewer than 343 days, such rate shall be the eleven-month LIBOR rate; and (xiii) 343 or more days but fewer than 365 days, such rate shall be the twelve-month LIBOR rate.

                  "LONDON BUSINESS DAY" means any day on which commercial banks are generally open for business in London.

                  "MANDATORY REDEMPTION DATE" has the meaning set forth in
Section 2.03 hereof.

                  "MANDATORY REDEMPTION PRICE" has the meaning set forth in
Section 2.03 hereof.

                  "MARKET VALUE" means the fair market value of an asset of the Issuer as computed as follows: readily marketable portfolio securities listed on the New York Stock Exchange are valued, except as indicated below, at the last sale price reflected on the consolidated tape at the close of the New York Stock Exchange on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day, then the security is valued by such method as the Board of Trustees shall determine in good faith to reflect its fair market value. Readily marketable securities not listed on the New York Stock Exchange but listed on other domestic or foreign securities exchanges or admitted to trading on the National Association of Securities Dealers Automated Quotations, Inc. ("Nasdaq") National List are valued in a like manner. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected on the tape at the close of the exchange representing the principal market for such securities. Readily marketable securities traded in the over-the-counter market, including listed securities whose primary market is believed by the investment adviser to be over-the-counter, but excluding securities admitted to trading on the Nasdaq National List, are valued at the mean of the current bid and asked prices as reported by Nasdaq or, in the case of securities not quoted by Nasdaq, the National Quotation Bureau or such other comparable source as the Trustees deem appropriate to reflect their fair market value. However, certain fixed-income securities may be valued on the basis of prices provided by a pricing service when such prices are believed by the Board of Trustees to reflect the fair market value of such securities. The prices provided by a pricing service take into account institutional size trading in similar groups of securities and any developments related to specific securities. Where securities are traded on more than one exchange and also over-the-counter, the securities will generally be valued using the quotations the Board of Trustees believes reflect most closely the value of such securities.

                  "MAXIMUM RATE" means the greater of the Applicable Percentage of the Reference Rate or the Applicable Spread plus the Reference Rate. The Auction Agent will round each applicable Maximum Rate to the nearest one-thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths of one percent being rounded upwards to the nearest one-thousandth (0.001) of one percent.

                  "MOODY'S" means Moody's Investors Service, Inc., a Delaware corporation, and its successors at law.

                  "MOODY'S DISCOUNT FACTOR" means the discount factors set forth in the Moody's Guidelines for use in calculating the Discounted Value of the Issuer's assets in connection with Moody's ratings of FundNotes.

                  "MOODY'S ELIGIBLE ASSETS" means assets of the Issuer set forth in the Moody's Guidelines as eligible for inclusion in calculating the Discounted Value of the Issuer's assets in connection with Moody's ratings of FundNotes.

                  "MOODY'S GUIDELINES" mean the guidelines provided by Moody's, as may be amended from time to time, in connection with Moody's ratings of FundNotes.

                  "1940 ACT" means the Investment Company Act of 1940, as amended from time to time.

                  "1940 ACT FUNDNOTES ASSET COVERAGE" means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 300% with respect to all outstanding senior securities representing indebtedness of the Issuer, including all Outstanding FundNotes (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring dividends on its common shares), determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.

                  "NOTES" means Securities of the Issuer ranking on a parity with the FundNotes that may be issued from time to time pursuant to the Indenture.
                  "NOTICE OF REDEMPTION" means any notice with respect to the redemption of FundNotes of a series pursuant to Section 2.03.

                  "ORDER" shall have the meaning specified in Appendix A hereto.

                  "OTHER RATING AGENCY" means each rating agency, if any, other than Moody's or Fitch then providing a rating for the FundNotes pursuant to the request of the Issuer.

                  "OTHER RATING AGENCY DISCOUNT FACTOR" means the discount factors set forth in the Other Rating Agency Guidelines of each Other Rating Agency for use in calculating the Discounted Value of the Issuer's assets in connection with the Other Rating Agency's rating of FundNotes.

                  "OTHER RATING AGENCY ELIGIBLE ASSETS" means assets of the Issuer set forth in the Other Rating Agency Guidelines of each Other Rating Agency as eligible for inclusion in calculating the Discounted Value of the Issuer's assets in connection with the Other Rating Agency's rating of FundNotes.

                  "OTHER RATING AGENCY GUIDELINES" mean the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency's rating of FundNotes.

                  "OUTSTANDING" or "OUTSTANDING" means, as of any date, FundNotes theretofore issued by the Issuer except, without duplication, (i) any FundNotes theretofore canceled, redeemed or repurchased by the Issuer, or delivered to the Trustee for cancellation or with respect to which the Issuer has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such FundNotes and (ii) any FundNotes represented by any certificate in lieu of which a new certificate has been executed and delivered by the Issuer. Notwithstanding the foregoing, (A) in connection with any Auction, any Series of FundNotes as to which the Issuer or any person known to the Auction Agent to be an Affiliate of the Issuer shall be the Existing Holder thereof shall be disregarded and deemed not to be Outstanding; and (B) for purposes of determining the FundNotes Basic Maintenance Amount, FundNotes held by the Issuer shall be disregarded and not deemed Outstanding but FundNotes held by any Affiliate of the Issuer shall be deemed Outstanding.

                  "PAYING AGENT" means The Trustee unless and until another entity appointed by a resolution of the Board of Trustees enters into an agreement with the Issuer to serve as paying agent.

                  "PERSON" or "PERSON" means and includes an individual, a partnership, a trust, a company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

                  "POTENTIAL BENEFICIAL OWNER," with respect to a series of FundNotes, shall mean a customer of a Broker-Dealer that is not a Beneficial Owner of FundNotes of such series but that wishes to purchase FundNotes of such series, or that is a Beneficial Owner of FundNotes of such series that wishes to purchase additional FundNotes of such series.

                  "RATE PERIOD" means, with respect to a Series of FundNotes, the period commencing on the Date of Original Issue thereof and ending on the date specified for such series on the Date of Original Issue thereof and thereafter, as to such series, the period commencing on the day following each Rate Period for such series and ending on the day established for such series by the Issuer.

                  "RATING AGENCY" means each of Fitch (if Fitch is then rating FundNotes), Moody's (if Moody's is then rating FundNotes) and any Other Rating Agency.

                  "RATING AGENCY GUIDELINES" mean Fitch Guidelines (if Fitch is then rating FundNotes), Moody's Guidelines (if Moody's is then rating FundNotes) and any Other Rating Agency Guidelines.

                  "REDEMPTION DEFAULT" has the meaning set forth in Section 2.02 hereof.

                  "REDEMPTION PRICE" has the meaning set forth in Section 2.02 hereof.

                  "REFERENCE BANKS" means four major banks in the London interbank market selected by or its affiliates or successors or such other party as the Fund may from time to time appoint.

                  "REFERENCE RATE" means LIBOR Rate (for a Dividend Period of fewer than 365 days) or the applicable Treasury Index Rate (for a Dividend Period of 365 days or more).

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successors.

                  "S&P DISCOUNT FACTOR" means the discount factor set forth in the S&P Guidelines for use in calculating the Discounted Value of the Issuer's assets in connection with S&P's ratings of FundNotes.

                  "S&P ELIGIBLE ASSET" means assets of the Issuer set forth in the S&P Guidelines as eligible for inclusion in calculating the Discounted Value of the Issuer's assets in connection with S&P's ratings of FundNotes.

                  "S&P GUIDELINES" means guidelines provided by S&P, as may be amended from time to time, in connection with S&P's ratings of FundNotes.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

                  "SECURITIES DEPOSITORY" means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Issuer that agrees to follow the procedures required to be followed by such securities depository in connection with the FundNotes Series F.

                  "SELL ORDER" shall have the meaning specified in Appendix A hereto.

                  "SPECIAL RATE PERIOD" means a Rate Period that is not a Standard Rate Period.

                  "SPECIFIC REDEMPTION PROVISIONS" means, with respect to any Special Rate Period of more than one year, either, or any combination of (i) a period (a "Non-Call Period") determined by the Board of Trustees after consultation with the Broker-Dealers, during which the FundNotes subject to such Special Rate Period are not subject to redemption at the option of the Issuer pursuant to Section 2.03(a)(i) and (ii) a period (a "Premium Call Period"), consisting of a number of whole years as determined by the

Board of Trustees after consultation with the Broker-Dealers, during each year of which the FundNotes subject to such Special Rate Period shall be redeemable at the Issuer's option pursuant to Section 2.03(a)(i) and/or in connection with any mandatory redemption pursuant to Section 2.03(a)(i) at a price equal to the principal amount plus accrued but unpaid interest plus a premium expressed as a percentage or percentages of $25,000 or expressed as a formula using specified variables as determined by the Board of Trustees after consultation with the Broker-Dealers.

                  "STANDARD RATE PERIOD" means a Rate Period of 7 days.

                  "STATED MATURITY" with respect to FundNotes Series F, shall mean ___________, 20__.

                  "SUBMISSION DEADLINE" means 1:00 P.M., Eastern Standard time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

                  "SUBMITTED BID" shall have the meaning specified in Appendix A hereto.

                  "SUBMITTED HOLD ORDER" shall have the meaning specified in Appendix A hereto.

                  "SUBMITTED ORDER" shall have the meaning specified in Appendix A hereto.

                  "SUBMITTED SELL ORDER" shall have the meaning specified in Appendix A hereto.

                  "SUFFICIENT CLEARING BIDS" shall have the meaning specified in Appendix A hereto.

                  "TREASURY INDEX RATE" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the length of the applicable Rate Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Rate Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15(519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Issuer by at least three recognized dealers in U.S. Government securities selected by the Issuer.

                  "VALUATION DATE" means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Trust; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which FundNotes Series F initially are issued.

                  "WINNING BID RATE" has the meaning set forth in Section 3 to Appendix A hereto.

         SECTION 1.02 INTERPRETATION. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained in this supplemental indenture, as the case may be, unless specifically identified otherwise.

         Words importing the masculine gender include the feminine gender. Words importing persons include firms, associations and corporations. Words importing the singular number include the plural
                                       9
number and vice versa. Additional terms are defined in the body of this Supplemental Indenture and the Appendices hereto.

         In the event that any term or provision contained herein with respect to the FundNotes shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplemental Indenture shall govern.

                                   ARTICLE II

              NOTE DETAILS, FORM OF NOTES, REDEMPTION OF NOTES AND
                            USE OF PROCEEDS OF NOTES

         SECTION 2.01      GENERAL TERMS.

              (a) Designation: Series F: A series of Notes having an aggregate principal amount of $78,000,000, is designated "Series F FundNotes" ("FundNotes Series F"). The principal amount of the FundNotes Series F shall be due and payable at the Stated Maturity. The initial Rate Period for FundNotes Series F shall be the period from and including the Date of Original Issue thereof to but excluding ___________, 2004. The FundNotes Series F shall have an Applicable Rate for the initial Rate Period equal to __% per annum and an initial Interest Payment Date of _________, 200_ . Thereafter, the Applicable Rate shall be determined in accordance with the Auction Procedures set forth in Appendix A hereto, until the Stated Maturity. The FundNotes Series F shall have such other terms and conditions as are set forth herein. The FundNotes Series F shall constitute a separate series of Notes of the Issuer.

              (b) Subject to Section 2.03(i) hereof, the Board of Trustees of the Issuer may, in the future, without further consent of the holders of the FundNotes or the holders of shares of beneficial interest of the Issuer, authorize an increase in the aggregate principal amount of an Outstanding series of FundNotes or the issuance of additional series of FundNotes, with the same terms and conditions of the respective series herein described, except that the Applicable Rate for its initial Rate Period, its initial Interest Payment Date and any other changes in the terms herein set forth shall be as set forth in a supplemental indenture.

              (c) The global securities representing FundNotes, as described in paragraph (d) below, shall be in substantially the form set forth in Appendix B hereto, with such appropriate insertions, notations, legends and other variations as are required or permitted by the Indenture or any supplemental indenture. The FundNotes and the rights and duties of the Issuer, the Trustee, any Paying Agent, the Holders thereof (and of the Securities of any other series), shall be subject to and governed by the Indenture (including as it has been amended and supplemented by this Supplemental Indenture and as it may be hereinafter amended or supplemented by any supplemental indenture thereto pursuant to the applicable provisions thereof) insofar as the Indenture shall be applicable.

              (d) Except as otherwise provided in this Section, the FundNotes in the form of one global note for each series shall be registered in the name of the Securities Depository or its nominee and ownership thereof shall be maintained in book-entry form by the Securities Depository for the account of the Agent Members. Initially, each global note shall be registered in the name of Cede & Co., as the nominee of The Depository Trust Company. The global notes may be transferred, in whole but not in part, only to the Securities Depository or a nominee of the Securities Depository or to a successor Securities Depository selected or approved by the Issuer or to a nominee of such successor Securities Depository. Each global note shall bear a legend substantially to the following effect: "Except as otherwise provided in the Indenture, this global note may be transferred, in whole but not in part, only to another nominee of the Securities Depository (as defined in the Indenture) or to a successor Securities Depository or to a nominee of a successor Securities Depository."

SECTION 2.02 INTEREST.

         (a) The FundNotes of a series will bear interest on FundNotes at the Applicable Rate, determined as set forth in paragraph (c) of this Section 2.02, and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2.02. Interest on the Outstanding FundNotes of any series issued on the Date of Original Issue shall accrue from the Date of Original Issue.

         (b) (i) Interest shall be payable, subject to subparagraph (b)(ii) of this Section 2.02, on each Series of FundNotes, with respect to any Rate Period on the first Business Day following the last day of such Rate Period; provided, however, if the Rate Period is greater than 30 days then on a monthly basis on the first Business Day of each month within such Rate Period and on the Business Day following the last day of such Rate Period.


                (ii) If a day for payment of interest resulting from the application of subparagraph (b)(i) above is not a Business Day, (A) then the Interest Payment Date shall be the first Business Day following such day for payment of interest in the case of a Series of FundNotes designated as "Series M" or "Series F" or (B) then the Interest Payment Date shall be the first Business Day that falls prior to such day for payment of interest in the case of a Series of FundNotes designated as "Series T", "Series W" or "Series TH".


                (iii) The Issuer shall pay to the Paying Agent not later than 3:00 p.m., New York City time, on the Business Day next preceding each Interest Payment Date for each Series of FundNotes, an aggregate amount of funds available on the next Business Day in the City of New York, New York, equal to the interest to be paid to all Holders of such FundNotes on such Interest Payment Date. The Issuer shall not be required to establish any reserves for the payment of interest.

                (iv) All moneys paid to the Paying Agent for the payment of interest shall be held in trust for the payment of such interest by the Paying Agent for the benefit of the Holders specified in subparagraph
         (b)(v) of this Section 2.02. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of interest, including interest earned on such moneys, will, to the extent permitted by law, be repaid to the Issuer at the end of 90 days from the date on which such moneys were to have been so applied.

                (v) Each interest payment on a Series of FundNotes shall be paid on the Interest Payment Date therefor to the Holders of that series as their names appear on the security ledger or security records of the Issuer on the Business Day next preceding such Interest Payment Date. Interest in arrears for any past Rate Period may be paid at any time, without reference to any regular Interest Payment Date, to the Holders as their names appear on the books or records of the Issuer on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Trustees. No interest will be payable in respect of any Interest Payment or payments which may be in arrears.

         (c) (i) The interest rate on Outstanding FundNotes of each Series during the period from and after the Date of Original Issue to and including the last day of the initial Rate Period therefor shall be equal to the rate per annum set forth under Section 2.01(a) above. For each subsequent Rate Period with respect to the FundNotes Outstanding thereafter, the interest rate shall be equal to the rate per annum that results from an Auction; provided, however, that if an Auction for any subsequent Rate Period of a Series of FundNotes is not held for any reason or if Sufficient Clearing Bids have not been made in an Auction (other than as a result of all Series of FundNotes being the subject of Submitted Hold Orders), then the interest rate on a Series of FundNotes for any such Rate Period shall be the

Maximum Rate (except (i) during a Default Period when the interest rate shall be the Default Rate, as set forth in Section 2.02(c)(ii) below) or (ii) after a Default Period and prior to the beginning of the next Rate Period when the interest rate shall be the Maximum Rate at the close of business on the last day of such Default Period). The All Hold Rate will apply automatically following an Auction in which all of the Outstanding Series of FundNotes are subject (or are deemed to be subject) to Hold Orders. The rate per annum at which interest is payable on a Series of FundNotes as determined pursuant to this Section 2(c)(i) shall be the "Applicable Rate."

                (ii) Subject to the cure provisions below, a "Default Period" with respect to a particular Series will commence on any date the Issuer fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) the full amount of any interest on that Series payable on the Interest Payment Date (an "Interest Default") or (B) the full amount of any redemption price (the "Redemption Price") payable on the date fixed for redemption (the "Redemption Date") (a "Redemption Default" and together with a
         Interest Default, hereinafter referred to as "Default"). Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to an Interest Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid interest and any unpaid Redemption Price shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of an Interest Default, the Applicable Rate for each Rate Period commencing during a Default Period will be equal to the Default Rate, and each subsequent Rate Period commencing after the beginning of a Default Period shall be a Standard Rate Period; provided, however, that the commencement of a Default Period will not by itself cause the commencement of a new Rate Period. No Auction shall be held during a Default Period with respect to an Interest Default applicable to that Series of FundNotes.

                (iii) No Default Period with respect to an Interest Default or Redemption Default shall be deemed to commence if the amount of any interest or any Redemption Price due (if such default is not solely due to the willful failure of the Issuer) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 12:00 noon, New York City time within three Business Days after the applicable Interest Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365 for each Series. The Default Rate shall be equal to the Reference Rate multiplied by three (3).

                (iv) The amount of interest payable on each Interest Payment Date of each Rate Period of less than one (1) year (or in respect of interest on another date in connection with a redemption during such Rate Period) shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Rate Period (or a portion thereof) by a fraction, the numerator of which will be the number of days in such Rate Period (or portion thereof) that such FundNotes were outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 365, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent. During any Rate Period of one (1) year or more, the amount of interest per FundNote payable on any Interest Payment Date (or in respect of interest on another date in connection with a redemption during such Rate Period) shall be computed as described in the preceding sentence, except that it will be determined on the basis of a year consisting of twelve 30-day months.

                (d) Any Interest Payment made on any Series of FundNotes shall first be credited against the earliest accrued but unpaid interest due with respect to such Series.

     SECTION 2.03      REDEMPTION.

         (a) (i)     After the initial Rate Period, subject to the provisions of this Section 2.03 and to the extent permitted under the 1940 Act, the Issuer may, at its option, redeem in whole or in part out of funds legally available therefor a series of FundNotes herein designated as (A) having a Rate Period of one year or less, on the Business Day after the last day of such Rate Period by delivering a notice of redemption not less than 15 days and not more than 40 days prior to the date fixed for such redemption, at a redemption price equal to the aggregate principal amount, plus an amount equal to accrued but unpaid interest thereon (whether or not earned) to the date fixed for redemption ("Redemption Price"), or (B) having a Rate Period of more than one year, on any Business Day prior to the end of the relevant Rate Period by delivering a notice of redemption not less than 15 days and not more than 40 days prior to the date fixed for such redemption, at the Redemption Price, plus a redemption premium, if any, determined by the Board of Trustees after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions at the time of the designation of such Rate Period as set forth in Section 2.04 hereof; provided, however, that during a Rate Period of more than one year no series of FundNotes will be subject to optional redemption except in accordance with any Specific Redemption Provisions approved by the Board of Trustees after consultation with the Broker-Dealers at the time of the designation of such Rate Period. Notwithstanding the foregoing, the Issuer shall not give a notice of or effect any redemption pursuant to this Section 2.03(a)(i) unless, on the date on which the Issuer intends to give such notice and on the date of redemption (a) the Issuer has available on such date fixed for the redemption certain Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount (including any applicable premium) due to Holders of a series of FundNotes by reason of the redemption of such FundNotes and (b) the Issuer would have Eligible Assets with an aggregate Discounted Value at least equal the FundNotes Basic Maintenance Amount immediately subsequent to such redemption, if such redemption were to occur on such date, it being understood that the provisions of paragraph (d) of this Section 2.03 shall be applicable in such circumstances in the event the Issuer makes the deposit and takes the other action required thereby.

                (ii) If the Issuer fails to maintain, as of any Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the FundNotes Basic Maintenance Amount or, as of the last Business Day of any month, the 1940 Act FundNotes Asset Coverage, and such failure is not cured within ten Business Days following such Valuation Date in the case of a failure to maintain the FundNotes Basic Maintenance Amount or on the last Business Day of the following month in the case of a failure to maintain the 1940 Act FundNotes Asset Coverage as of such last Business Day (each an "Asset Coverage Cure Date"), the FundNotes will be subject to mandatory redemption out of funds legally available therefor. The aggregate principal amount of FundNotes to be redeemed in such circumstances will be equal to the lesser of (A) the minimum principal amount of FundNotes the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Issuer having Eligible Assets with an aggregate Discounted Value at least equal to the FundNotes Basic Maintenance Amount, or sufficient to satisfy 1940 Act FundNotes Asset Coverage, as the case may be, in either case as of the relevant Asset Coverage Cure Date (provided that, if there is no such minimum principal amount of FundNotes the redemption of which would have such result, all FundNotes then Outstanding will be redeemed), and (B) the maximum principal amount of FundNotes that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date at the Mandatory Redemption Price set forth in subparagraph (a)(iii) of this Section 2.03.

                (iii) In determining the FundNotes required to be redeemed in accordance with the foregoing Section 2.03(a)(ii), the Issuer shall allocate the aggregate principal amount of

         FundNotes required to be redeemed to satisfy the FundNotes Basic Maintenance Amount or the 1940 Act FundNotes Asset Coverage, as the case may be, pro rata among the Holders of FundNotes in proportion to the aggregate principal amount of FundNotes they hold and other Notes subject to mandatory redemption provisions similar to those contained in this Section 2.03, subject to the further provisions of this subparagraph (iii). The Issuer shall effect any required mandatory redemption pursuant to subparagraph (a)(ii) of this Section 2.03 no later than 40 days after the Asset Coverage Cure Date (the "Mandatory Redemption Date"), except that if the Issuer does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the aggregate principal amount of FundNotes which would be required to be redeemed by the Issuer under clause (A) of subparagraph (a)(ii) of this Section 2.03 if sufficient funds were available, together with other Notes which are subject to mandatory redemption under provisions similar to those contained in this Section 2.03, or the Issuer otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Issuer shall redeem those FundNotes, and other Notes which it was unable to redeem, on the earliest practicable date on which the Issuer will have such funds available, upon notice pursuant to Section 2.03(b) to record owners of the FundNotes to be redeemed and the Paying Agent. The Issuer will deposit with the Paying Agent funds sufficient to redeem the specified aggregate principal amount of FundNotes with respect to a redemption required under subparagraph (a)(ii) of this Section 2.03, by 1:00 p.m., New York City time, of the Business Day immediately preceding the Mandatory Redemption Date. If fewer than all of the Outstanding FundNotes are to be redeemed pursuant to this Section 2.03(a)(iii), the aggregate principal amount of FundNotes to be redeemed shall be redeemed pro rata from the Holders of such FundNotes in proportion to the aggregate principal amount of such FundNote held by such Holders, by lot or by such other method as the Issuer shall deem fair and equitable, subject, however, to the terms of any applicable Specific Redemption Provisions. In no event will any redemption of less than all the outstanding FundNotes of a series be for less than $25,000 or integral multiples thereof. "Mandatory Redemption Price" means the Redemption Price plus (in the case of a Rate Period of one year or more only) a redemption premium, if any, determined by the Board of Trustees after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions.

                (b) In the event of a redemption pursuant to Section 2.03(a), the Issuer will file a notice of its intention to redeem with the Securities and Exchange Commission so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision. In addition, the Issuer shall deliver a notice of redemption to the Trustee and the Auction Agent (the "Notice of Redemption") containing the information set forth below (i) in the case of an optional redemption pursuant to subparagraph (a)(i) above, one Business Day prior to the giving of notice to the Holders and (ii) in the case of a mandatory redemption pursuant to subparagraph (a)(ii) above, on or prior to the 30th day preceding the Mandatory Redemption Date. The Trustee will use its reasonable efforts to provide notice to each Holder of FundNotes called for redemption by electronic or other reasonable means not later than the close of business on the Business Day immediately following the day on which the Trustee determines the FundNotes to be redeemed (or, during a Default Period with respect to such FundNotes, not later than the close of business on the Business Day immediately following the day on which the Trustee receives Notice of Redemption from the Issuer) The Trustee shall confirm such notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of FundNotes called for redemption, the Paying Agent (if different from the Trustee) and the Securities Depository. The Notice of Redemption will be addressed to the registered owners of each Series of FundNotes at their addresses appearing on the books or records of the Issuer. Such Notice of Redemption will set forth (i) the date fixed for redemption, (ii) the principal amount and identity of FundNotes to be redeemed, (iii) the redemption price (specifying the amount of accrued interest to be included therein), (iv) that interest on the FundNotes to be redeemed will cease to accrue on such date fixed for redemption, and (v) the provision under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. If fewer than all FundNotes held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the principal amount of FundNotes to be redeemed from such Holder.

         (c) Notwithstanding the provisions of paragraph (a) of this Section 2.03, no FundNotes may be redeemed unless all interest on the Outstanding FundNotes and all Notes of the Issuer ranking on a parity with the FundNotes, have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding FundNotes pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of each series of all Outstanding FundNotes.

         (d) Upon the deposit of funds sufficient to redeem any FundNotes with the Paying Agent and the giving of the Notice of Redemption to the Trustee under paragraph (b) of this Section 2.03, interest on such FundNotes shall cease to accrue and such FundNotes shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Issuer has maintained the requisite FundNotes Basic Maintenance Amount or the 1940 Act FundNotes Asset Coverage), and all rights of the holder of the FundNotes so called for redemption shall cease and terminate, except the right of such holder to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price shall be paid by the Paying Agent to the nominee of the Securities Depository. The Issuer shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate redemption price of the FundNotes called for redemption on such date and (ii) such other amounts, if any, to which Holders of the FundNotes called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Issuer, after which time the Holders of FundNotes so called for redemption may look only to the Issuer for payment of the redemption price and all other amounts, if any, to which they may be entitled. The Issuer shall be entitled to receive, from time to time after the date fixed for redemption, any interest earned on the funds so deposited.

         (e) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem any Series of FundNotes shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Issuer shall have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the redemption price with respect to any FundNotes for which such Notice of Redemption has been given. Notwithstanding the fact that the Issuer may not have redeemed any FundNotes for which a Notice of Redemption has been given, interest may be paid on a Series of FundNotes and shall include those FundNotes for which Notice of Redemption has been given but for which deposit of funds has not been made.

         (f) The Issuer shall deposit with the Paying Agent, not later than 3:00 p.m., New York City time, on the Business Day next preceding any redemption date for any series of FundNotes in funds available on such redemption date for such series in The City of New York, New York, the redemption price to be paid on such redemption date for the FundNotes of any such series after notice of redemption is given as set forth herein. All moneys paid to the Paying Agent for payment of the redemption price of any FundNotes called for redemption shall be held in trust by the Paying Agent for the benefit of holders of FundNotes to be redeemed.

         (g) So long as any FundNotes are held of record by the nominee of the Securities Depository, the redemption price for such FundNotes will be paid on the date fixed for redemption to the nominee of the Securities Depository for distribution to Agent Members for distribution to the persons for whom they are acting as agent.

         (h) Except for the provisions described above, nothing contained herein limits any right of the Issuer to purchase or otherwise acquire any FundNotes outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of interest on, or the mandatory or optional redemption price with respect to, any FundNotes for which Notice of Redemption has been given and the Issuer is in compliance with the 1940 Act FundNotes Asset Coverage and has Eligible Assets with an aggregate Discounted Value at least equal to the FundNotes Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. If fewer than all the Outstanding FundNotes of any series are redeemed or otherwise acquired by the Issuer, the Issuer shall give notice of such transaction to the Trustee, in accordance with the procedures agreed upon by the Board of Trustees.

         (i) The Board of Trustees may, without further consent of the holders of the FundNotes or the holders of shares of beneficial interest of the Issuer, authorize, create or issue any class or series of Notes, including other series of FundNotes, ranking prior to or on a parity with the FundNotes to the extent permitted by the 1940 Act, as amended, if, upon issuance, either (A) the net proceeds from the sale of such Notes (or such portion thereof needed to redeem or repurchase the Outstanding FundNotes) are deposited with the Trustee in accordance with Section 2.03(d), Notice of Redemption as contemplated by Section 2.03(b) has been delivered prior thereto or is sent promptly thereafter, and such proceeds are used to redeem all Outstanding FundNotes or (B) the Issuer would meet the 1940 Act FundNotes Asset Coverage, the FundNotes Basic Maintenance Amount and the requirements of Section 2.08 hereof.

     SECTION 2.04      DESIGNATION OF RATE PERIOD.

         (a) The initial Rate Period for each series of FundNotes is as set forth under "Designation" above. The Issuer will designate the duration of subsequent Rate Periods of each series of FundNotes; provided, however, that no such designation is necessary for a Standard Rate Period and, provided further, that any designation of a Special Rate Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Trustee the full amount of any interest on, or the redemption price of, FundNotes shall have been cured as provided above, (iii) Sufficient Clearing Bids shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Special Rate Period,
(iv) if the Issuer shall have mailed a Notice of Redemption with respect to any FundNotes, the redemption price with respect to such FundNotes shall have been deposited with the Paying Agent, and (v) in the case of the designation of a Special Rate Period, the Issuer has confirmed that as of the Auction Date next preceding the first day of such Special Rate Period, it has Eligible Assets with an aggregate Discounted Value at least equal to the FundNotes Basic Maintenance Amount, and the Issuer has consulted with the Broker-Dealers and has provided notice of such designation and otherwise complied with the Rating Agency Guidelines.

         (b) If the Issuer proposes to designate any Special Rate Period, not fewer than seven (7)(or two (2) Business Days in the event the duration of the Rate Period prior to such Special Rate Period is fewer than eight (8) days) nor more than 30 Business Days prior to the first day of such Special Rate Period, notice shall be (i) made by press release and (ii) communicated by the Issuer by telephonic or other means to the Trustee and the Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state (A) that the Issuer proposes to exercise its option to designate a succeeding Special Rate Period, specifying the first and last days thereof and (B) that the Issuer will by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such Special Rate Period, notify the Auction Agent and the Trustee, and the Auction Agent will promptly notify the Broker-Dealers, of either (x) its determination, subject to certain conditions, to proceed with such Special Rate Period, subject to the terms of any Specific Redemption Provisions, or (y) its determination not to proceed with such Special Rate Period, in which latter event the succeeding Rate Period shall be a Standard Rate Period.

         No later than 3:00 p.m., New York City time, on the second Business Day next preceding the first day of any proposed Special Rate Period, the Issuer shall deliver to the Auction Agent and Trustee, who will promptly deliver to the Broker-Dealers and Existing Holders, either:

                  (i) a notice stating (A) that the Issuer has determined to designate the next succeeding Rate Period as a Special Rate Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or

                  (ii) a notice stating that the Issuer has determined not to exercise its option to designate a Special Rate Period.

If the Issuer fails to deliver either such notice with respect to any designation of any proposed Special Rate Period to the Auction Agent or is unable to make the confirmation provided in clause (v) of Paragraph (a) of this
Section 2.04 by 3:00 p.m., New York City time, on the second Business Day next preceding the first day of such proposed Special Rate Period, the Issuer shall be deemed to have delivered a notice to the Auction Agent with respect to such Rate Period to the effect set forth in clause (ii) above, thereby resulting in a Standard Rate Period.

     SECTION 2.05 RESTRICTIONS ON TRANSFER. FundNotes may be transferred only (a) pursuant to an order placed in an Auction, (b) to or through a Broker-Dealer or (c) to the Issuer or any Affiliate. Notwithstanding the foregoing, a transfer other than pursuant to an Auction will not be effective unless the selling Existing Holder or the Agent Member of such Existing Holder, in the case of an Existing Holder whose FundNotes are listed in its own name on the books of the Auction Agent, or the Broker-Dealer or Agent Member of such Broker-Dealer, in the case of a transfer between persons holding FundNotes through different Broker-Dealers, advises the Auction Agent of such transfer. The certificates representing the FundNotes issued to the Securities Depository will bear legends with respect to the restrictions described above and stop-transfer instructions will be issued to the Transfer Agent and/or Registrar.

     SECTION 2.06 1940 ACT FUNDNOTES ASSET COVERAGE. The Issuer shall maintain, as of the last Business Day of each month in which any FundNotes are Outstanding, asset coverage with respect to the FundNotes which is equal to or greater than the 1940 Act FundNotes Asset Coverage; provided, however, that
Section 2.03(a)(ii) shall be the sole remedy in the event the Issuer fails to do so.

     SECTION 2.07 FUNDNOTES BASIC MAINTENANCE AMOUNT. So long as the FundNotes are Outstanding and any Rating Agency is then rating the FundNotes, the Issuer shall maintain, as of each Valuation Date, Eligible Assets having an aggregate Discounted Value equal to or greater than the FundNotes Basic Maintenance Amount; provided, however, that Section 2.03(a)(ii) shall be the sole remedy in the event the Issuer fails to do so.

     SECTION 2.08       CERTAIN OTHER RESTRICTIONS.

            (a) For so long as any FundNotes are Outstanding and any Rating Agency is then rating the FundNotes, the Issuer will not engage in certain proscribed transactions set forth in the Rating Agency Guidelines, unless it has received written confirmation from each such Rating Agency that proscribes the applicable transaction in its Rating Agency Guidelines that any such action would not impair the rating then assigned by such Rating Agency to a Series of FundNotes.

            (b) For so long as any FundNotes are Outstanding, the Fund will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, common shares or other shares of beneficial interest of the Issuer) upon any class of shares of beneficial interest of the Issuer, unless, in every such case, immediately after such transaction, the 1940 Act FundNotes Asset Coverage would be achieved after deducting the amount of such dividend, distribution, or purchase price, as the case may be; provided, however, that dividends may be declared upon any preferred shares of beneficial interest of the Issuer if the FundNotes have an asset coverage of at least 200% at the time of declaration thereof, after deducting the amount of such dividend.

     SECTION 2.09 COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS. For so long as any FundNotes are Outstanding and any Rating Agency is then rating such FundNotes:

            (a) As of each Valuation Date, the Issuer shall determine in accordance with the procedures specified herein (i) the Market Value of each Eligible Asset owned by the Issuer on that date, (ii) the Discounted Value of each such Eligible Asset using the Discount Factors, (iii) whether the FundNotes Basic Maintenance Amount is met as of that date, (iv) the value of the total assets of the Issuer, less all liabilities, and (v) whether the 1940 Act FundNotes Asset Coverage is met as of that date.

            (b) Upon any failure to maintain the required FundNotes Basic Maintenance Amount or 1940 Act FundNotes Asset Coverage on any Valuation Date, the Issuer may use reasonable commercial efforts (including, without limitation, altering the composition of its portfolio, purchasing FundNotes outside of an Auction or in the event of a failure to file a Rating Agency Certificate (as defined below) on a timely basis, submitting the requisite Rating Agency Certificate) to re-attain (or certify in the case of a failure to file on a timely basis, as the case may be) the required FundNotes Basic Maintenance Amount or 1940 Act FundNotes Asset Coverage on or prior to the Asset Coverage Cure Date.

            (c) Compliance with the FundNotes Basic Maintenance Amount and 1940 Act FundNotes Asset Coverage tests shall be determined with reference to those FundNotes which are deemed to be Outstanding hereunder.

            (d) The Issuer shall deliver to each Rating Agency which is then rating FundNotes and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines regarding 1940 Act FundNotes Asset Coverage, FundNotes Basic Maintenance Amount and/or related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines (each, a "Rating Agency Certificate").

            (e) In the event that any Rating Agency Certificate is not delivered within the time periods set forth in the Rating Agency Guidelines, the Issuer shall be deemed to have failed to maintain the FundNotes Basic Maintenance Amount or the 1940 Act FundNotes Asset Coverage, as the case may be, on such Valuation Date for purposes of Section 2.09(b). In the event that any Rating Agency Certificate with respect to an applicable Asset Coverage Cure Date is not delivered within the time periods set forth in the Rating Agency Guidelines, the Issuer shall be deemed to have failed to have Eligible Assets with an aggregate Discounted Value at least equal to the FundNotes Basic Maintenance Amount or to meet the 1940 FundNotes Asset Coverage, as the case may be, as of the related Valuation Date, and such failure shall be deemed not to have been cured as of such Asset Coverage Cure Date for purposes of the mandatory redemption provisions.

     SECTION 2.10 DELIVERY OF NOTES. Upon the execution and delivery of this Supplemental Indenture, the Issuer shall execute and deliver to the Trustee and the Trustee shall authenticate the

FundNotes and deliver them to The Depository Trust Company and as hereinafter in this Section provided.

         Prior to the delivery by the Trustee of any of the FundNotes, there shall have been filed with or delivered to the Trustee the following:

           (a) A resolution duly adopted by the Issuer, certified by the Secretary or other Authorized Officer thereof, authorizing the execution and delivery of this Supplemental Indenture and the issuance of the FundNotes.

           (b) Duly executed copies of this Supplemental Indenture and a copy of the Indenture.

           (c) Rating letters from each Rating Agency rating the FundNotes.

           (d) An opinion of Counsel pursuant to Sections 303 and 903 of the Original Indenture.

     SECTION 2.11 TRUSTEE'S AUTHENTICATION CERTIFICATE. The Trustee's authentication certificate upon the FundNotes shall be substantially in the forms provided in Appendix C hereto. No FundNote shall be secured hereby or entitled to the benefit hereof, or shall be valid or obligatory for any purpose, unless a certificate of authentication, substantially in such form, has been duly executed by the Trustee; and such certificate of the Trustee upon any FundNote shall be conclusive evidence and the only competent evidence that such Bond has been authenticated and delivered hereunder. The Trustee's certificate of authentication shall be deemed to have been duly executed by it if manually signed by an authorized officer of the Trustee, but it shall not be necessary that the same person sign the certificate of authentication on all of the FundNotes issued hereunder.

                                  ARTICLE III

                               GENERAL PROVISIONS

     SECTION 3.01 DATE OF EXECUTION. This Supplemental Indenture for convenience and for the purpose of reference is dated as of April [__], 2004.

     SECTION 3.02 LAWS GOVERNING. It is the intent of the parties hereto that this Supplemental Indenture shall in all respects be governed by the laws of the State of New York. The parties agree that all actions and proceedings arising out of this Indenture or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Indenture or the transactions contemplated hereby.

     SECTION 3.03 SEVERABILITY. Of any covenant, agreement, waiver, or part thereof in this Supplemental Indenture contained be forbidden by any pertinent law or under any pertinent law be effective to render this Supplemental Indenture invalid or unenforceable or to impair the lien hereof, then each such covenant, agreement, waiver, or part thereof shall itself be and is hereby declared to be wholly ineffective, and this Supplemental Indenture shall be construed as if the same were not included herein.

     SECTION 3.04 EXHIBITS. The terms of the Exhibits attached to this Supplemental Indenture are incorporated herein in all particulars.

     SECTION 3.05 THE TRUSTEE AS INTEREST AND REDEMPTION PRICE DISBURSING AGENT. The Trustee, as interest and redemption price disbursing agent, shall pay to the Holders of FundNotes of any series (i) on each Interest Payment Date for such series, interest on the FundNotes of such series, (ii) on any date fixed for redemption of FundNotes of any series, the Redemption Price of any FundNotes of such series called for redemption and (iii) any late charge related to any payment of interest or redemption price, in each case after receipt of the necessary funds from the issuer with which to pay such interest, redemption price or late charge. The amount of interest for any Rate Period for any series of FundNotes to be paid by the Trustee to the Holders of such FundNotes of such series will be determined by the Issuer as set forth herein with respect to such series. The redemption price of any FundNotes to be paid by the Trustee to the Holders will be determined by the Issuer as set forth herein with respect to such series.

     SECTION 3.06       THE TRUSTEE AS TRANSFER AGENT AND REGISTRAR.

            (a) Issue of Certificates. Upon the Date of Original Issue of each series of FundNotes, one certificate representing all of the FundNotes of each series issued on such date shall be issued by the Issuer and, at the request of the Issuer, registered in the name of Cede & Co. and countersigned by the Trustee.

            (b) Registration of Transfer of FundNotes. FundNotes of each series shall be registered solely in the name of the Securities Depository or its nominee.

            (c) Removal of Legend on Restricted FundNotes. All requests for removal of legends on FundNotes of any series indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such FundNotes freely transferred, such opinion to be delivered under cover of a letter from a Fund Officer authorizing the Trustee to remove the legend on the basis of said opinion.

            (d) Lost Share Certificates. The Trustee shall register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Issuer and the Trustee, subject at all times to provisions of law, the By-Laws of the Issuer governing such matters and resolutions adopted by the Issuer with respect to lost securities. The Trustee may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Issuer to the Trustee to issue a replacement or new certificate pursuant to this Section shall be deemed to be a representation and warranty by the Issuer to the Trustee that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Issuer.

            (e)         Disposition of Cancelled Certificates; Record Retention.
The Trustee shall retain all share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. Upon the expiration of this two-year period, the Trustee shall deliver to the Issuer the cancelled certificates and accompanying documentation. The Issuer also shall undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Issuer without the concurrence of the Trustee.

            (f) Share Transfer Books. For so long as the Trustee is acting as the transfer agent for any series of FundNotes pursuant to this Agreement, it shall maintain a share transfer book containing a list of the Holders of the FundNotes of each series, the principal amount of FundNotes of each series held by such Holders and the address of each Holder. The Trustee shall record in such share transfer books any change of address of a Holder upon notice by such Holder. In case of any request or demand for the inspection of the share transfer books of the Issuer or any other books in the possession of the

Trustee, the Trustee will notify the Issuer and secure instructions as to permitting or refusing such inspection.

            (g) Return of Funds. Any funds deposited with the Trustee hereunder by the Issuer for any reason, including but not limited to redemption of FundNotes of any series, that remain unpaid after 90 days shall be repaid to the Issuer upon the written request of the Issuer, together with interest, if any, earned thereon.

                                   ARTICLE IV

                           APPLICABILITY OF INDENTURE

         The provisions of the Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this Supplemental Indenture. The representations, warranties and covenants contained in the Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

         IN WITNESS WHEREOF, the Issuer has caused this Supplemental Indenture to be executed in its corporate name and behalf by the Secretary, and the Trustee, to evidence its acceptance of the trusts hereby created, has caused this Supplemental Indenture to be executed in its corporate name and behalf, all in multiple counterparts, each of which shall be deemed an original, and the Issuer and the Trustee have caused this Supplemental Indenture to be dated as of the date herein above first shown, although actually executed on the dates shown in the acknowledgments hereafter appearing. The Issuer's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and said officers of the Issuer have executed this Supplemental Indenture as officers and not individually, and the obligations and rights set forth in this Supplemental Indenture are not binding upon any such officers, or the Board of Trustees or shareholders of the Issuer, individually, but are binding only upon the assets and property of the Issuer.

                                NUVEEN TAX-ADVANTAGED TOTAL RETURN
                                STRATEGY FUND


                                By:  _____________________________________
                                     [__________]
                                __________________________________________

                                THE BANK OF NEW YORK, AS TRUSTEE


                                By:  _____________________________________
                                     [__________]
                                __________________________________________

                                   APPENDIX A

                               AUCTION PROCEDURES

         1.       Orders.
                  ------

         (a) Prior to the Submission Deadline on each Auction Date for a series of FundNotes:

                  (i) each Beneficial Owner of FundNotes of such series may submit to its Broker-Dealer by telephone or otherwise information as to:

                           (A) the principal amount of Outstanding FundNotes, if any, of such series held by such Beneficial Owner which such Beneficial Owner desires to continue to hold without regard to the Applicable Rate for FundNotes of such Series for the next succeeding Rate Period of such series;

                           (B) the principal amount of Outstanding FundNotes, if any, of such series held by such Beneficial Owner which such Beneficial Owner offers to sell if the Applicable Rate for FundNotes of such Series for the next succeeding Rate Period of FundNotes of such series shall be less than the rate per annum specified by such Beneficial Owner; and/or

                           (C) the principal amount of Outstanding FundNotes, if any, of such series held by such Beneficial Owner which such Beneficial Owner offers to sell without regard to the Applicable Rate for FundNotes of such Series for the next succeeding Rate Period of FundNotes of such series;

         and

                  (ii) one or more Broker-Dealers, using lists of Potential Beneficial Owners, shall in good faith for the purpose of conducting a competitive Auction in a commercially reasonable manner, contact Potential Beneficial Owners (by telephone or otherwise), including Persons that are not Beneficial Owners, on such lists to determine the principal amount of FundNotes, if any, of such series which each such Potential Beneficial Owner offers to purchase if the Applicable Rate for FundNotes of such Series for the next succeeding Rate Period of FundNotes of such series shall not be less than the rate per annum specified by such Potential Beneficial Owner.

         For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or by a Broker-Dealer to the Auction Agent, of information referred to in clause (i) (A), (i) (B), (i) (C) or
(ii) of this paragraph (a) is hereinafter referred to as an "Order" and collectively as "Orders" and each Beneficial Owner and each Potential Beneficial Owner placing an Order with a Broker-Dealer, and such Broker-Dealer placing an Order with the Auction Agent, is hereinafter referred to as a "Bidder" and collectively as "Bidders"; an Order containing the information referred to in clause (i)(A) of this paragraph (a) is hereinafter referred to as a "Hold Order" and collectively as "Hold Orders"; an Order containing the information referred to in clause (i)(B) or (ii) of this paragraph (a) is hereinafter referred to as a "Bid" and collectively as "Bids"; and an Order containing the information referred to in clause (i)(C) of this paragraph (a) is hereinafter referred to as a "Sell Order" and collectively as "Sell Orders."

         (b) (i) A Bid by a Beneficial Owner or an Existing Holder of FundNotes of a series subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

                           (A) the principal amount of Outstanding FundNotes of such series specified in such Bid if the Applicable Rate for FundNotes of such series determined on such Auction Date shall be less than the rate specified therein;

                           (B) such principal amount or a lesser principal amount of Outstanding FundNotes of such series to be determined as set forth in clause (iv) of paragraph (a) of Section 4 of this Appendix A if the Applicable Rate for FundNotes of such series determined on such Auction Date shall be equal to the rate specified therein; or

                           (C) the principal amount of Outstanding FundNotes of such series specified in such Bid if the rate specified therein shall be higher than the Maximum Rate for FundNotes of such series, or such principal amount or a lesser principal amount of Outstanding FundNotes of such series to be determined as set forth in clause (iii) of paragraph (b) of Section 4 of this Appendix A if the rate specified therein shall be higher than the Maximum Rate for FundNotes of such series and Sufficient Clearing Bids for FundNotes of such series do not exist.

                  (ii) A Sell Order by a Beneficial Owner or an Existing Holder of FundNotes of a series of FundNotes subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:

                           (A)      the num principal amount of Outstanding
FundNotes of such series specified in such Sell Order; or

                           (B) such principal amount or a lesser principal amount of Outstanding FundNotes of such series as set forth in clause
         (iii) of paragraph (b) of Section 4 of this Appendix A if Sufficient Clearing Bids for FundNotes of such series do not exist;

PROVIDED, HOWEVER, that a Broker-Dealer that is an Existing Holder with respect to a series of FundNotes shall not be liable to any Person for failing to sell such FundNotes pursuant to a Sell Order described in the proviso to paragraph
(c) of Section 2 of this Appendix A if (1) such FundNotes were transferred by the Beneficial Owner thereof without compliance by such Beneficial Owner or its transferee Broker-Dealer (or other transferee person, if permitted by the Issuer) with the provisions of Section [Liquidation Rights] of this supplemental indenture or (2) such Broker-Dealer has informed the Auction Agent pursuant to the terms of its Broker-Dealer Agreement that, according to such Broker-Dealer's records, such Broker-Dealer believes it is not the Existing Holder of such FundNotes.

                  (iii) A Bid by a Potential Beneficial Holder or a Potential Holder of FundNotes of a series subject to an Auction on any Auction Date shall constitute an irrevocable offer to purchase:

                           (A) the principal amount of Outstanding FundNotes of such series specified in such Bid if the Applicable Rate for FundNotes of such series determined on such Auction Date shall be higher than the rate specified therein; or

                           (B) such principal amount or a lesser principal amount of Outstanding FundNotes of such series as set forth in clause
         (v) of paragraph (a) of Section 4 of this Appendix A if the Applicable Rate for FundNotes of such series determined on such Auction Date shall be equal to the rate specified therein.

         2.       Submission of Orders by Broker-Dealers to Auction Agent.

         (a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders for FundNotes of a series subject to an Auction on such

Auction Date obtained by such Broker-Dealer, designating itself (unless otherwise permitted by the Issuer) as an Existing Holder in respect of FundNotes subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of FundNotes subject to Orders submitted to it by Potential Beneficial Owners, and shall specify with respect to each such
Order:

                  (i) the name of the Bidder placing such Order (which shall be the Broker-Dealer unless otherwise permitted by the Issuer);

                  (ii) the aggregate principal amount of FundNotes of such series that are the subject of such Order;

                  (iii) to the extent that such Bidder is an Existing Holder of FundNotes of such series:

                           (A) the principal amount of FundNotes, if any, of such series subject to any Hold Order of such Existing Holder;

                           (B) the principal amount of FundNotes, if any, of such series subject to any Bid of such Existing Holder and the rate specified in such Bid; and

                           (C) the principal amount of FundNotes, if any, of such series subject to any Sell Order of such Existing Holder; and

                  (iv) to the extent such Bidder is a Potential Holder of FundNotes of such series, the rate and principal amount of FundNotes of such series specified in such Potential Holder's Bid.

         (b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one thousandth (.001) of 1%.

         (c) If an Order or Orders covering all of the Outstanding FundNotes of a series held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted by or on behalf of such Existing Holder covering the principal amount of Outstanding FundNotes of such series held by such Existing Holder and not subject to Orders submitted to the Auction Agent; provided, however, that if an Order or Orders covering all of the Outstanding FundNotes of such series held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline for an Auction relating to a Special Rate Period consisting of more than 28 Rate Period Days, the Auction Agent shall deem a Sell Order to have been submitted by or on behalf of such Existing Holder covering the principal amount of outstanding FundNotes of such series held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

         (d) If one or more Orders of an Existing Holder is submitted to the Auction Agent covering in the aggregate more than the principal amount of Outstanding FundNotes of a series subject to an Auction held by such Existing Holder, such Orders shall be considered valid in the following order of priority:

                  (i) all Hold Orders for FundNotes of such series shall be considered valid, but only up to and including in the aggregate principal amount of Outstanding FundNotes of such series held by such Existing Holder, and if the aggregate principal amount of FundNotes of such series subject to such Hold Orders exceeds the aggregate principal amount of Outstanding FundNotes of such series held by such Existing Holder, the principal amount of FundNotes subject to each such Hold Order shall be reduced pro rata to cover the principal amount of Outstanding FundNotes of such series held by such Existing Holder;

                  (ii) (A) (A) any Bid for FundNotes of such series shall be considered valid up to and including the excess of the principal amount of Outstanding FundNotes of such series subject to any Hold Orders referred to in clause (i) above;

                           (B) subject to subclause (A), if more than one Bid of an Existing Holder for FundNotes of such series is submitted to the Auction Agent with the same rate and the aggregate principal amount of Outstanding FundNotes of such series subject to such Bids is greater than such excess, such Bids shall be considered valid up to and including the amount of such excess, and the principal amount of FundNotes of such series subject to each Bid with the same rate shall be reduced pro rata to cover the principal amount of FundNotes of such series equal to such excess;

                           (C) subject to subclauses (A) and (B), if more than one Bid of an Existing Holder for FundNotes of such series is submitted to the Auction Agent with different rates, such Bids shall be considered valid in the ascending order of their respective rates up to and including the amount of such excess; and

                           (D) in any such event, the amount, if any, of such Outstanding FundNotes of such series subject to any portion of Bids considered not valid in whole or in part under this clause (ii) shall be treated as the subject of a Bid for FundNotes of such series by or on behalf of a Potential Holder at the rate therein specified; and

                  (iii) all Sell Orders for FundNotes of such series shall be considered valid up to and including the excess of the principal amount of Outstanding FundNotes of such series held by such Existing Holder over the aggregate principal amount of FundNotes of such series subject to valid Hold Orders referred to in clause (i) above and valid Bids referred to in clause (ii) above.

         (e) If more than one Bid for one or more FundNote of a series is submitted to the Auction Agent by or on behalf of any Potential Holder, each such Bid submitted shall be a separate Bid with the rate and principal amount therein specified.

         (f) Any Order submitted by a Beneficial Owner or a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.

         3. Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

         (a) Not earlier than the Submission Deadline on each Auction Date for a series of FundNotes, the Auction Agent shall assemble all valid Orders submitted or deemed submitted to it by the Broker-Dealers in respect of FundNotes of such series (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order" and collectively as "Submitted Hold Orders," "Submitted Bids" or "Submitted Sell Orders," as the case may be, or as "Submitted Orders") and shall determine for such series:

                  (i) the excess of the aggregate principal amount of Outstanding FundNotes of such series over the principal amount of Outstanding FundNotes of such series subject to Submitted Hold Orders (such excess being hereinafter referred to as the "Available FundNotes" of such series);

                  (ii) from the Submitted Orders for FundNotes of such series whether:

                           (A) the aggregate principal amount of Outstanding FundNotes of such series subject to Submitted Bids of Potential Holders specifying one or more rates equal to or lower than the Maximum Rate for FundNotes of such series;

         exceeds or is equal to the sum of:

                           (B) the aggregate principal amount of Outstanding FundNotes of such series subject to Submitted Bids of Existing Holders specifying one or more rates equal to or lower than the Maximum Rate for FundNotes of such series; and

                           (C)      the aggregate principal amount of
         Outstanding FundNotes of such series subject to Submitted Sell Orders

(in the event such excess or such equality exists (other than because all of the Outstanding FundNotes of such series are subject to Submitted Hold Orders), such Submitted Bids in subclause (A) above being hereinafter referred to collectively as "Sufficient Clearing Bids" for FundNotes of such series); and

                  (iii) if Sufficient Clearing Bids for FundNotes of such series exist, the lowest rate specified in such Submitted Bids (the "Winning Bid Rate" for FundNotes of such series) which if:

                           (A) (I) each such Submitted Bid of Existing Holders specifying such lowest rate and (II) all other such Submitted Bids of Existing Holders specifying lower rates were rejected, thus entitling such Existing Holders to continue to hold the FundNotes of such series that are subject to such Submitted Bids; and

                           (B) (I) each such Submitted Bid of Potential Holders specifying such lowest rate and (II) all other such Submitted Bids of Potential Holders specifying lower rates were accepted;

would result in such Existing Holders described in subclause (A) above continuing to hold an aggregate principal amount of Outstanding FundNotes of such series which, when added to the aggregate principal amount of Outstanding FundNotes of such series to be purchased by such Potential Holders described in subclause (B) above, would equal not less than the Available FundNotes of such series.

         (b) Promptly after the Auction Agent has made the determinations pursuant to paragraph (a) of this Section 3, the Auction Agent shall advise the Issuer of the Maximum Rate for the series of FundNotes for which an Auction is being held on the Auction Date and, based on such determination, the Applicable Rate for FundNotes of such series for the next succeeding Rate Period thereof as follows:

                  (i) if Sufficient Clearing Bids for FundNotes of such series exist, that the Applicable Rate for all s FundNotes of such series for the next succeeding Rate Period thereof shall be equal to the Winning Bid Rate for FundNotes of such series so determined;

                  (ii) if Sufficient Clearing Bids for FundNotes of such series do not exist (other than because all of the Outstanding FundNotes of such series are subject to Submitted Hold Orders), that the Applicable Rate for all FundNotes of such series for the next succeeding Rate Period thereof shall be equal to the Maximum Rate for FundNotes of such series; or

                  (iii) if all of the Outstanding FundNotes of such series are subject to Submitted Hold Orders, that the Applicable Rate for all FundNotes of such series for the next succeeding Rate Period thereof shall be All Hold Rate.

         4. Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of FundNotes. Existing Holders shall continue to hold the FundNotes that are subject to Submitted Hold Orders, and, based on the determinations made pursuant to paragraph (a) of Section 3 of this Appendix A, the Submitted Bids and Submitted Sell Orders shall be accepted or rejected by the Auction Agent and the Auction Agent shall take such other action as set forth below:

         (a) If Sufficient Clearing Bids for a series of FundNotes have been made, all Submitted Sell Orders with respect to FundNotes of such series shall be accepted and, subject to the provisions of paragraphs (d) and (e) of this
Section 4, Submitted Bids with respect to FundNotes of such series shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids with respect to FundNotes of such series shall be rejected:

                  (i) Existing Holders' Submitted Bids for FundNotes of such series specifying any rate that is higher than the Winning Bid Rate for FundNotes of such series shall be accepted, thus requiring each such Existing Holder to sell the FundNotes subject to such Submitted Bids;

                  (ii) Existing Holders' Submitted Bids for FundNotes of such series specifying any rate that is lower than the Winning Bid Rate for FundNotes of such series shall be rejected, thus entitling each such Existing Holder to continue to hold the FundNotes subject to such Submitted Bids;

                  (iii) Potential Holders' Submitted Bids for FundNotes of such series specifying any rate that is lower than the Winning Bid Rate for FundNotes of such series shall be accepted;

                  (iv) each Existing Holder's Submitted Bid for FundNotes of such series specifying a rate that is equal to the Winning Bid Rate for FundNotes of such series shall be rejected, thus entitling such Existing Holder to continue to hold the FundNotes subject to such Submitted Bid, unless the aggregate principal amount of Outstanding FundNotes subject to all such Submitted Bids shall be greater than the principal amount of FundNotes ("remaining FundNotes") in the excess of the Available FundNotes of such series over the principal amount of FundNotes subject to Submitted Bids described in clauses (ii) and (iii) of this paragraph (a), in which event such Submitted Bid of such Existing Holder shall be rejected in part, and such Existing Holder shall be entitled to continue to hold FundNotes subject to such Submitted Bid, but only in an amount equal to the principal amount of FundNotes of such series obtained by multiplying the remaining principal amount by a fraction, the numerator of which shall be the principal amount of Outstanding FundNotes held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the aggregate principal amount of Outstanding FundNotes subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate for FundNotes of such series; and

                  (v) each Potential Holder's Submitted Bid for aggregate principal amount of such series specifying a rate that is equal to the Winning Bid Rate for aggregate principal amount of such series shall be accepted but only in an amount equal to the principal amount of FundNotes of such series obtained by multiplying the principal amount of FundNotes in the excess of the Available FundNotes of such series over the principal amount of FundNotes subject to Submitted Bids described in clauses (ii) through (iv) of this paragraph (a) by a fraction, the numerator of which shall be the principal amount of Outstanding FundNotes subject to such Submitted Bid and the denominator of which shall be the aggregate principal amount of Outstanding FundNotes subject to such Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate for FundNotes of such series.

         (b) If Sufficient Clearing Bids for a series of FundNotes have not been made (other than because all of the Outstanding FundNotes of such series are subject to Submitted Hold Orders), subject to the provisions of paragraph (d) of this Section 4, Submitted Orders for FundNotes of such series shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids for FundNotes of such series shall be rejected:

                  (i) Existing Holders' Submitted Bids for FundNotes of such series specifying any rate that is equal to or lower than the Maximum Rate for FundNotes of such series shall be rejected, thus entitling such Existing Holders to continue to hold the FundNotes subject to such Submitted Bids;

                  (ii) Potential Holders' Submitted Bids for FundNotes of such series specifying any rate that is equal to or lower than the Maximum Rate for FundNotes of such series shall be accepted; and

                  (iii) Each Existing Holder's Submitted Bid for FundNotes of such series specifying any rate that is higher than the Maximum Rate for FundNotes of such series and the Submitted Sell Orders for FundNotes of such series of each Existing Holder shall be accepted, thus entitling each Existing Holder that submitted or on whose behalf was submitted any such Submitted Bid or Submitted Sell Order to sell the FundNotes of such series subject to such Submitted Bid or Submitted Sell Order, but in both cases only in an amount equal to the principal amount of FundNotes of such series obtained by multiplying the principal amount of FundNotes of such series subject to Submitted Bids described in clause (ii) of this paragraph (b) by a fraction, the numerator of which shall be the principal amount of Outstanding FundNotes of such series held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the aggregate principal amount of Outstanding FundNotes of such series subject to all such Submitted Bids and Submitted Sell Orders.

         (c) If all of the Outstanding FundNotes of a series are subject to Submitted Hold Orders, all Submitted Bids for FundNotes of such series shall be rejected.

         (d) If, as a result of the procedures described in clause (iv) or (v) of paragraph (a) or clause (iii) of paragraph (b) of this Section 4, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, less than an Authorized Denomination of FundNotes on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, round up or down the principal amount of FundNotes of such series to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date as a result of such procedures so that the principal amount of FundNotes so purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be equal to an Authorized Denomination.

         (e) If, as a result of the procedures described in clause (v) of paragraph (a) of this Section 4, any Potential Holder would be entitled or required to purchase less than an Authorized Denomination of FundNotes on any Auction Date, the Auction Agent shall, in such manner as it shall determine in its sole discretion, allocate FundNotes of such series or purchase among Potential Holders so that only FundNotes of such series in Authorized Denominations are purchased on such Auction Date as a result of such procedures by any Potential Holder, even if such allocation results in one or more Potential Holders not purchasing FundNotes of such series on such Auction Date.

         (f) Based on the results of each Auction for a series of FundNotes, the Auction Agent shall determine the aggregate principal amount of FundNotes such series to be purchased and the aggregate principal amount of FundNotes of such series to be sold by Potential Holders and Existing Holders and, with respect to each Potential Holder and Existing Holder, to the extent that such aggregate principal amount of FundNotes and such aggregate principal amount of FundNotes to be sold differ, determine to which other Potential Holder(s) or Existing Holder(s) they shall deliver, or from which other Potential Holder(s) or Existing Holder(s) they shall receive, as the case may be, FundNotes of such series.

Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event an Existing Holder or Beneficial Owner of FundNotes of a series with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for such FundNotes that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such FundNotes that was accepted in whole or in part, fails to instruct its Agent Member to deliver such FundNotes against payment therefor, partial deliveries of FundNotes that have been made in respect of Potential Holders' or Potential Beneficial Owners' Submitted Bids for FundNotes of such series that have been accepted in whole or in part shall constitute good delivery to such Potential Holders and Potential Beneficial Owners.

         (g) Neither the Issuer nor the Auction Agent nor any affiliate of either shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder, a Beneficial Owner, a Potential Beneficial Owner or its respective Agent Member to deliver FundNotes of any series or to pay for FundNotes of any series sold or purchased pursuant to the Auction Procedures or otherwise.

                                   APPENDIX B

                                 FORM OF NOTES

                            [INTENTIONALLY OMITTED]

                                   APPENDIX C

                   FORM OF TRUSTEE AUTHENTICATION CERTIFICATE

                            [INTENTIONALLY OMITTED]










                                       C-1